EXHIBIT 10(g)

PROGRESS ENERGY, INC.

NON-EMPLOYEE DIRECTOR STOCK UNIT PLAN

Amended and Restated Effective July 13, 2011

1.0           RECITALS

1.1
Whereas, Carolina Power & Light Company ("CP&L") adopted the Carolina Power & Light Company Retirement Plan for Outside Directors (the "Directors Retirement Plan") in 1986, which provided for a fixed-dollar retirement benefit for non-employee directors of CP&L following their termination of service as a member of the Board of Directors of CP&L.

1.2
Whereas, effective January 1, 1998, CP&L froze the Directors Retirement Plan so that no further benefits would accrue under such plan, and adopted the Carolina Power & Light Company Non-Employee Director Stock Unit Plan (the "Plan"), the purpose of which was to provide deferred compensation to the non-employee directors of CP&L based on the value of CP&L common stock.

1.3
Whereas, sponsorship of the Plan was transferred to CP&L Energy, Inc. effective August 1, 2000, and the name of the Plan was subsequently changed to Progress Energy, Inc. Non-Employee Director Stock Unit Plan.

1.4
Whereas, the Company amended and restated the Plan effective January 1, 2005 to increase the Annual Stock Unit Grant and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), regarding the payment of benefits from the Plan.

1.5
Whereas, the Company amended and restated the Plan effective January 1, 2006, for the purposes of (i) changing the date of the allocation of the annual stock unit grant to participants' accounts from the date of the Company’s annual meeting of shareholders to the first business day in January of each year; and (ii) to eliminate the requirement that to be eligible to receive an annual stock unit grant a participant must have served on the Board for one year.

1.6
Whereas, the Company adopts this amended and restated Plan effective January 1, 2008, for the purpose of making certain administrative changes, to amend the determination of Common Stock Value in the Plan, and to change the annual stock unit grant provided by the Plan from a fixed 1,200 unit grant to a targeted value of $60,000.

2.0           PURPOSE

2.1
Purpose. The purpose of the Plan is to attract and retain highly qualified individuals as non-employee directors of the Company, and to provide deferred compensation to the Company's non-employee directors based on the value of the Company's stock.

3.0           DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

3.1	"Annual Stock Unit Grant" shall mean a grant of Stock Units equivalent to $60,000 as described in Section 5.2 below.

3.2            "Board" shall mean the Board of Directors of the Company.

3.3            "Change in Control" shall mean the earliest of the following dates:

(1)
the date any person or group of persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934), excluding employee benefit plans of the Company, becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Act of 1934) of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities (excluding the acquisition of securities of the Company by an entity at least eighty percent (80%) of the outstanding voting securities of which are, directly or indirectly, beneficially owned by the Company); or

(2)	the date of consummation of a tender offer for the ownership of more than fifty percent (50%) of the Company's then outstanding voting securities; or

(3)
the date of consummation of a merger, share exchange or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(4)
the date, when as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who are Continuing Directors cease for any reason to constitute at least two-thirds (2/3) of the members of the Board of Directors; or

(5)
the date the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

(6)	the date of any event which the Board of Directors determines should constitute a Change in Control.

A Change in Control shall not be deemed to have occurred until a majority of the members of the Board of Directors receive written certification from the Committee that one of the events set forth in this Section 3.3 has occurred.  Any determination that an event described in this Section 3.3 has occurred shall, if made in good faith on the basis of information available at that time, be conclusive and binding on the Board of Directors, the Company, the Participants and their beneficiaries for all purposes of the Plan.

3.4           "Committee" shall mean the Board's Committee on Corporate Governance.

3.5           "Common Stock" shall mean the common stock of the Company.

3.6	"Company" shall mean Progress Energy, Inc., a North Carolina corporation, including any successor entity.

3.7
"Continuing Directors" shall mean the members of the Board as of January 1, 2007; provided, however, that any person becoming a director subsequent to such date whose election or nomination for election was supported by 75 percent (75%) or more of the directors who then comprised Continuing Directors shall be considered to be a Continuing Director.

3.8
"Distribution Date" shall mean the later of (i) the date a Participant is no longer a member of the Board and otherwise “separates from service” with the Company, as defined for purposes of Section 409A of the Code, or (ii) the date such Participant attains age 65.

3.9	"Effective Date" shall mean January 1, 1998. The Plan has been subsequently amended and restated effective July 10, 2002, January 1, 2005, January 1, 2006, January 1, 2007, and January 1, 2008.

3.10	"Common Stock Value" shall mean:

(1)
the closing price of Common Stock on the relevant date (or on the last preceding trading date if Common Stock was not traded on the relevant date) if Common Stock is readily tradable on a national securities exchange or other market system; or

(2)
an amount determined in good faith by the Board as the fair market value of Common Stock on the date of determination if Common Stock is not readily tradable on a national securities exchange or other market system.

3.11	"Initial Stock Unit Grant" shall mean a grant of Stock Units as described in Section 5.1 below.

3.12	"Participant" shall mean a member of the Board who is not an employee of the Company or any of its Subsidiaries.

3.13	"Stock Unit" shall mean a unit maintained by the Company for bookkeeping purposes, equal in value to one (1) share of Common Stock.

3.14
"Stock Unit Account” shall mean a bookkeeping account established and maintained (or caused to be established and maintained) by the Company for the Participant which shall record the number of Stock Units granted to the Participant under Section 5 below.  This account shall be established (or caused to be established) by the Company for bookkeeping purposes only, and no separate funds shall be segregated by the Company for the benefit of the Participant.

3.15	"Plan" shall mean the Progress Energy, Inc. Non-Employee Director Stock Unit Plan.

3.16
"Subsidiary" shall mean a corporation of which the Company directly or indirectly owns more than 50 percent of the Voting Stock (meaning the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation) or any other business entity in which the Company directly or indirectly has an ownership interest of more than fifty percent (50%).

4.0           ADMINISTRATION

4.1	Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

4.2
Authority of the Committee.  The Committee shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a)           to determine eligibility for participation in the Plan;

(b)           to correct any defect, supply any omission, or reconcile any inconsistency in the plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(c)           to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(d)           to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(e)           to the extent permitted under the Plan, grant waivers of Plan terms, conditions restrictions, and limitations;

(f)           to make reasonable determinations as to a Participant's eligibility for benefits under the Plan, including determinations as to vesting; and

(g)	to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.3
Action by the Committee.  The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee.  In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

4.4
Delegation of Authority.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing.  In addition, the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.  The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent.  Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee.

4.5
Determinations and Interpretations by the Committee.  All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and their heirs, successors, and legal representatives.

4.6
Information.  The Company shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Plan. Such information may include, but shall not be limited to, the full names of all Participants, their earnings and their dates of birth, employment, retirement or death.  Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

4.7	Self-Interest. No member of the Committee may act, vote or otherwise influence a decision of the Committee specifically relating to his or her benefits, if any, under the Plan.

5.0           STOCK UNIT GRANTS

5.1
Rollover. CP&L granted an Initial Stock Unit Grant to the Participants listed on Schedule A (who were participants in the CP&L Retirement Plan for Outside Directors) who were elected by December 31, 1997, pursuant to an election made in writing to the CP&L Vice President-Human Resources to rollover their accrued benefit under such plan (the

"Accrued Benefit") into the Plan.  The number of shares underlying each Initial Stock Unit Grant was equal to the present value of the Participant's Accrued Benefit as of December 31, 1997, divided by the Common Stock Value of CP&L common stock on the last trading day of 1997.  Any fractional Stock Unit greater than 50 percent was rounded up to one Stock Unit, and any fractional Stock Unit equal to or less than 50 percent was disregarded.  Such number of Stock Units underlying the Initial Stock Unit Grant was entered and recorded in the Participant's Stock Unit Account, and later adjusted to reflect the change in the capital structure of CP&L as a result of which CP&L became a Subsidiary of the Company.

5.2
Annual Grant.  Effective January 1, 2008, the Company shall grant to each Participant an Annual Stock Unit Grant equal to  the number of Stock Units equivalent to $60,000 (rounded up to the next whole unit).  The Annual Stock Unit Grant shall be made the first business day of January.  The Company shall enter and record (or shall cause to be entered and recorded) in the Participant's Stock Unit Account such number of Stock Units underlying the Annual Stock Unit Grant.

5.3
Dividend Stock Units.  On the date that any holder of Common Stock receives a dividend with respect to Common Stock, the Company shall grant to each Participant, and shall enter and record (or shall cause to be entered and recorded) in each such Participant's Stock Unit Account a number of Stock Units equal to the result of (x) the dollar amount of such dividend paid with respect to one share of Common Stock multiplied by (y) the number of Stock Units in the Stock Unit Account as of the date such dividend is paid divided by (z) the Common Stock Value as of the date such dividend is paid.  Any fractional Stock Unit greater than fifty percent (50%) shall be rounded up to one Stock Unit, and any fractional Stock Unit equal to or less than fifty percent (50%) shall be disregarded.

6.0           BENEFIT

6.1	Vesting. A Director shall be fully vested at all times in the Stock Units credited to his or her Account.

6.2
Timing of Benefit.  In accordance with Section 6.4 below, the Company shall pay or begin paying a Benefit to a vested Participant during the 60-day period following the Distribution Date.  If the Participant has selected annual payments in accordance with Section 6.4(b) below, all payments other than the first payment shall be made on the applicable anniversary of the Distribution Date.

6.3
Valuation.  The value of a Participant's Stock Unit Account for purposes of the Benefit shall be equal to the product of (x) the number of Stock Units in the Participant's Stock Unit Account as of the Distribution Date or the applicable anniversary of the Distribution Date multiplied by (y) the Common Stock Value on the Distribution Date or the applicable anniversary of the Distribution Date, in accordance with Section 6.4 below.

6.4	Form of Benefit. The Company shall pay a Benefit to a vested Participant in one of the following four (4) forms, as elected by the Participant:

(a)	a lump sum payment, with such payment equal to the value of the Participant's Stock Unit Account as of the Distribution Date: or

(b)           annual payments over 5, 10 or 15 years, with each annual payment equal to (x) the value of the Participant's Stock Unit Account as of the Distribution Date or the applicable anniversary of the Distribution Date divided by (y) the number of payments yet to be made.
Participants who are elected on or after January 1, 2005, shall elect the form of payment within thirty days after the date they are elected, except that if a Participant is elected within thirty days of the next Annual Stock Unit Grant date, the Participant shall elect the form of payment no later than such Annual Stock Unit Grant date.

6.5
Change of Form of Benefit.  The Participant may change the form of payment of all Stock Units credited to the Stock Unit Account of the Participant and vested prior to January 1, 2005, so long as the change is made at least six (6) months prior to the Distribution Date.  With respect to Stock Units credited to the Stock Unit Account of the Participant or vesting on or after January 1, 2005, the Participant must make or have in effect an election as to the form of payment of Stock Units to be credited to the Stock Unit Account of the Participant during the upcoming year no later than December 31 of the preceding year, which election shall be irrevocable for such upcoming year.  The Participant may change his or her election for a subsequent year by delivering a new election as to the form of payment to the Company on or before December 31 of the preceding year.  An election as to form of payment will remain in effect for future years unless and until changed by the Participant’s timely delivery of a new election as to the form of payment with respect to an upcoming Plan Year.  The Participant may not amend or change such an election with respect to any prior year.  Notwithstanding the foregoing, on or before December 31, 2007, the Participant may make a one-time change to the Participant’s election as to the form of payment of Stock Units credited to his or her Stock Unit Account as to all years prior to and including 2008, as permitted by the transition relief rules under Code Section 409A and the regulations thereunder.

6.6
Death of Participant Prior to the Distribution Date.  If the Participant's death occurs prior to the Distribution Date, the Company shall pay or begin paying a Benefit to a vested Participant's beneficiary (as designated by the Participant under Section 6.8 below) during the 60-day period following the date of the Participant's death, and if the Participant has selected a form of Benefit under Section 6.4(b) above, the Company shall pay the remaining annual payments on the anniversary of the first payment date as determined under this Section 6.6.

6.7
Death of Participant Following the Distribution Date.  If the Participant's death occurs following the Distribution Date, the Company shall continue to pay the Benefit to the Participant's beneficiary commencing within the 60-day period (as designated by the

Participant under Section 6.8 below) following the date of the Participant's death in the form of Benefit selected by the Participant in accordance with Section 6.4 above.

6.8
Designation of Beneficiary.  Within thirty days after becoming a Participant, a Participant shall designate a beneficiary to receive the Benefit in the event of the Participant's death. If the Participant does not designate a beneficiary, the beneficiary shall be deemed to be the Participant's spouse on the date of the Participant's death, and if the Participant does not have a spouse on the date of his or her death, then the Participant's estate shall be deemed to be the beneficiary under this Section 6.

7.0           TAXES

7.1
Withholding Taxes.  The Company shall be entitled to withhold from any and all payments made to a Participant under the Plan all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participant or for his or her benefit hereunder.

7.2
No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, the Company and any Subsidiary and their directors, officers, agents and employees makes any representation, Commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

8.0           TERM OF PLAN; AMENDMENT AND TERMINATION

8.1	Term. The Plan shall be effective as of the Effective Date. The Plan shall remain in effect until the Board terminates the Plan.

8.2
Termination or Amendment of Plan.  The Board may suspend or terminate the Plan at any time with or without prior notice and the Board may amend the Plan at any time with or without prior notice; provided however, that no action authorized by this Section 8.2 shall reduce the balance or adversely affect the vesting of the Stock Unit Account of a Participant, or cause the acceleration of the time or schedule of any payment under the Plan except as provided by regulations under Section 409A of the Code.

9.0           MISCELLANEOUS

9.1
Adjustments.  If there shall be any change in Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to holders of Common Stock, the number of Stock Units and the Participant's Stock Unit Account shall be adjusted to equitably reflect such change or distribution.

9.2
Governing Law.  The Plan and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to principles of conflict of laws, except as superseded by applicable federal law.

9.3
No Right Title or Interest in Company Assets.  Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

9.4
No Right to Continued Service.  The Participant's rights, if any, to continue to serve the Company as a member of the Board shall not be enlarged or otherwise affected by his or her participation in the Plan.

9.5
Other Rights.  The Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

9.6
Severability.  If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.  If, however, the Committee determines in its sole discretion that any term or condition of the Plan which is invalid or unenforceable is material to the interests of the Company, the Committee may declare the Plan null and void in its entirety.

9.7
Incapacity.  If the Committee determines that a Participant or a designated beneficiary is unable to care for his or her affairs because of illness or accident or because he or she is a minor, any benefit due the Participant or designated beneficiary may be paid to the Participant's spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company's obligation hereunder.

9.8
Transferability of Rights.  No Participant or spouse of a Participant shall have any right to encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant or such spouse may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be nonassignable and nontransferable, except to the extent required by law.

Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall be null and void and without effect.

9.9
Entire Document.  The Plan, as set forth herein, supersedes any and all prior practices, understandings, agreements, descriptions or other non-written arrangements respecting severance, and written employment or severance contracts signed by the Company.

9.10
Change in Control.  In the case of a Change in Control, the Company, subject to the restrictions in this Section 9.10 and in Section 9.3, shall irrevocably set aside funds in one or more grantor trusts in an amount that is sufficient to pay each Participant the value of the Participant's Stock Unit Account as of the date on which the Change in Control occurs.  The foregoing notwithstanding, the Company shall establish no such grantor trust if its assets shall be includable in the income of Participants thereby solely as a result of Section 409A of the Code and the Company shall establish no such grantor trust or set aside funds, revocably or irrevocably, in any such grantor trust in connection with the transactions described in the Agreement and Plan of Merger between the Company and Duke Energy Corporation dated as of January 8, 2011.  The obligations and responsibilities of the Company under this Plan shall be assumed by any successor or acquiring corporation, and all of the rights, privileges and benefits of the Participants hereunder shall continue following the Change in Control.

9.11
Section 409A.  Notwithstanding any provision in this Plan to the contrary, this Plan and all rights and benefits of Participants hereunder shall comply with Section 409A of the Code, related regulations and other guidance, and be construed in accordance therewith.

IN WITNESS WHEREOF, this instrument has been executed this 31st day of October, 2011.

By:	PROGRESS ENERGY, INC. /s/ William D. Johnson William D. Johnson Chairman, President and Chief Executive Officer

SCHEDULE A

Participants Who Received Initial Stock Unit Grants

1.	Edwin B. Borden
2.	Richard L. Daugherty
3.	Robert L. Jones
4.	Felton J. Capel
5.	Charles W. Coker
6.	Estell C. Lee
7.	Leslie M. Baker, Jr.
8.	William O. McCoy
9.	J. Tylee Wilson